                                                                    EXHIBIT 11.1

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                   SCHEDULE OF COMPUTATION OF LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   SIX MONTHS
                                      YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                         -----------------------------------------------------  ------------------
                           1990       1991      1992(1)    1993(1)     1994       1994      1995
                         ---------  ---------  ---------  ---------  ---------  --------  --------
Loss Before
 Extraordinary Item and
 Cumulative Effect of
 Change in Accounting
 for Income Taxes....... $(195,451) $(161,642) $(102,960) $ (25,774) $ (68,576) $(23,621) $(33,067)
Extraordinary Item, Net
 of Income Taxes........       --         --         --    (184,996)       --        --        --
Cumulative Effect of
 Change in Accounting
 for Income Taxes.......       --         --         --         --     (18,265)      --        --
                         ---------  ---------  ---------  ---------  ---------  --------  --------
Net Loss................  (195,451)  (161,642)  (102,960)  (210,770)   (86,841)  (23,621)  (33,067)
Preferred Stock
 Preferences............   (61,102)    (5,771)   (16,861)   (34,115)   (36,800)  (17,887)  (19,347)
                         ---------  ---------  ---------  ---------  ---------  --------  --------
Loss Applicable to
 Common Shareholders.... $(256,553) $(167,413) $(119,821) $(244,885) $(123,641) $(41,508) $(52,414)
                         =========  =========  =========  =========  =========  ========  ========
Loss Per Common Share
 Before Extraordinary
 Item and Cumulative
 Effect of Change in
 Accounting for Income
 Taxes.................. $  (54.80) $  (35.61) $  (25.06) $  (13.13) $  (23.04) $  (9.10) $ (11.14)
Extraordinary Item Per
 Common Share...........       --         --         --         --       (3.99)      --        --
Loss Per Common Share
 from Cumulative Effect
 of Change in Accounting
 for Income Taxes.......       --         --         --      (40.55)       --        --        --
                         ---------  ---------  ---------  ---------  ---------  --------  --------
Loss Per Common Share... $  (54.80) $  (35.61) $  (25.06) $  (53.68) $  (27.03) $  (9.10) $ (11.14)
                         =========  =========  =========  =========  =========  ========  ========
Weighted Average Number
 of Shares Outstanding
 During the Period......     4,682      4,701      4,782      4,562      4,573     4,563     4,705
                         =========  =========  =========  =========  =========  ========  ========

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(1) For purposes of calculating loss per common share for the year ended
    December 31, 1992, 1993 and 1994 and six months ended June 30, 1994 and 1995, shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.